Subject to Completion. Dated February 24, 1999.
          Prospectus Supplement to Prospectus dated January 19, 1995.


                                                               -----------------
                                                               Filed Pursuant to
                                                                      Rule 424B5
                                                               File no. 33-56887
                                                               -----------------
[GRAPHIC OMITTED]

                                  $300,000,000

                             Corning Incorporated


                   $150,000,000  % Notes due March   , 2009
                 $150,000,000  % Debentures due March   , 2029


                                --------------


     Corning Incorporated will pay interest on the Notes and the Debentures on March and September of each year. The first such payment will be made on September , 1999. The Notes and the Debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.


                                --------------



     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                --------------




                                                                 Per                   Per
                                                                 Note     Total     Debenture      Total
                                                               -------   -------   -----------   --------
Initial public offering price ..............................        %     $                %      $
Underwriting discount ......................................        %     $                %      $
Proceeds, before expenses, to Corning Incorporated .........        %     $                %      $

     The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes and the Debentures will accrue from March , 1999 and must be paid by the purchaser if the Notes or the Debentures are delivered after March , 1999.


                                --------------



     The underwriters expect to deliver the Notes and the Debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March , 1999.

Goldman, Sachs & Co.                            J.P. Morgan & Co.



                                --------------



                  Prospectus Supplement dated March , 1999.

The information in this preliminary prospectus supplement is not complete and may be changed.

                              CORNING INCORPORATED

        Corning traces its origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

        We are a global, technology-based corporation that operates in three broadly based business segments:

        o Telecommunications

        o Advanced Materials

        o Information Display

        The Telecommunications Segment produces optical fiber and cable, optical hardware and equipment and photonic components for the worldwide telecommunications industry. The Advanced Materials Segment manufactures specialized products with unique properties for customer applications utilizing glass, glass ceramic and polymer technologies. Businesses within this segment include environmental products, science products, semiconductor materials and optical and lighting products. The Information Display Segment manufactures glass panels and funnels for televisions and computer displays, projection video lens assemblies and liquid-crystal display glass for flat panel displays.

        Corning's strategy is to focus its resources on growth opportunities within these three segments. During 1998, for example, we expanded our facilities and increased our research and development spending within these three growth segments. During the last five years, Corning invested $2.6 billion in property, construction, expansion, and modernization for continuing operations.

        Corning operates a total of 40 manufacturing plants and processing facilities, 25 of which are located in the United States. Corning owns substantially all of its executive and corporate office buildings located in Corning, New York. Corning also owns substantially all of its worldwide manufacturing and research and development facilities and more than half of its worldwide sales and administrative offices.


                                                                     Year Ended December 31,
                                     ---------------------------------------------------------------------------------------
                                                    Total Revenues                          Segment Net Income (Loss)
                                     ---------------------------------------------   ---------------------------------------
                                          1998            1997            1996           1998          1997          1996
Operating Segment Financial Data     -------------   -------------   -------------   -----------   -----------   -----------
Telecommunications ...............   $ 1,791.7       $ 1,795.3       $ 1,397.7       $ 205.3       $ 297.5       $ 254.4
Advanced Materials ...............     1,020.1         1,030.4         1,031.4          93.8         103.6          75.3
Information Display ..............       644.7           664.2           565.5          56.5           7.1          (4.8)
                                     ---------       ---------       ---------       -------       -------       -------
Total Segments ...................   $ 3,456.5       $ 3,489.9       $ 2,994.6       $ 355.6       $ 408.2       $ 324.9
                                     =========       =========       =========       =======       =======       =======

-----------------
NOTE: The financial results for Corning's three operating segments have been prepared on a basis which is consistent with the manner in which Corning management internally disaggregates financial information for the purposes of assisting in making internal operating decisions and include equity earnings aligned with each operating segment. In this regard, certain common expenses have been allocated among segments less precisely than would be required for stand alone financial information prepared in accordance with generally accepted accounting principles. These amounts do not include revenues, expenses and equity earnings not specifically identifiable to segments.

                                  Competition

        Competition within the Telecommunication Segment's primary products is intense among several significant companies. Corning represents an important market presence in the segment's principal product lines. Price and new product innovations are significant competitive factors.

        Within the Advanced Materials Segment, Corning's principal products face competition from a variety of material manufacturers, some of which manufacture similar products made from materials other than glass and ceramics. Among other things, innovation, product quality, performance, and service are key competitive elements.

        Competition is also intense in the Information Display Segment. Primary competitive influences include a worldwide surplus of glass in the conventional television business and increased competition in the Asian marketplace.

        Corning strives to maintain its market position through technology and product innovation. For the future, Corning's competitive advantage lies in our commitment to research and development, our financial resources, and our commitment to quality.

                            Patents and Trademarks

        Inventions by members of Corning's research and engineering staff have been, and continue to be, important to our growth. Patents have been granted on many of these inventions in the United States and other countries. Some of these patents have been licensed to other manufacturers, including Corning's associated companies.

        Most of Corning's products are marketed under the following trademarks:
Corning, Celcor, Costar, Fibergain, HPFS, LEAF, Pyrex, Steuben and Vycor. Subsidiaries and divisions of Corning frequently use their own trademarks.

                            SELECTED FINANCIAL DATA
                 CORNING INCORPORATED AND SUBSIDIARY COMPANIES

     The following tables contain consolidated financial information for Corning for the periods presented. The financial data below for each of the five years ending December 31, 1998 has been derived from Corning's audited financial statements and should be read in conjunction with the financial statements, including the related notes, which are included in our Annual Report on Form 10-K for the year ended December 31, 1998.


                                                                                Year ended December 31,
                                                       --------------------------------------------------------------------------
                                                            1998           1997           1996           1995           1994
                                                       -------------- -------------- -------------- -------------- --------------
                                                               (in millions, except per share data and employee figures)
OPERATIONS:
Net sales ............................................  $  3,484.0     $  3,516.8     $  3,024.0     $  2,644.7     $  2,367.5
Non-operating gains ..................................        39.7
Research, development and
 engineering expenses ................................       293.9          250.3          189.2          172.2          169.7
Provision for restructuring ..........................        84.6                                         26.5
Taxes on income from continuing operations ...........       132.8          209.5          151.4          107.3           86.6
Minority interest in earnings of subsidiaries ........        60.9           76.3           52.5           64.3           48.7
Dividends on convertible preferred securities of
 subsidiary ..........................................        13.7           13.7           13.7           13.7            6.1
Equity in earnings (losses) of
 associated companies: ...............................
 Other than Dow Corning Corporation ..................        95.3           79.2           85.1           66.6           48.5
 Dow Corning Corporation .............................                                                   (348.0)          (2.8)
Income (loss) from continuing operations .............  $    327.5     $    408.9     $    323.3     $    (77.3)    $    190.6
Income (loss) from discontinued operations, net of
 income taxes ........................................        66.5           30.9         (147.7)          26.5           90.7
                                                        ----------     ----------     -----------    -----------    -----------
Net Income (Loss) ....................................  $    394.0     $    439.8     $    175.6     $    (50.8)    $    281.3
Basic Earnings Per Share
Income (loss) from continuing operations .............  $     1.42     $     1.79     $     1.42     $    (0.35)    $     0.89
Income (loss) from discontinued operations, net of
 income taxes ........................................        0.29           0.13          (0.66)          0.12           0.43
                                                        -----------    -----------    -----------    -----------    -----------
Net income (loss) ....................................  $     1.71     $     1.92     $     0.76     $    (0.23)    $     1.32
                                                        ===========    ===========    ===========    ===========    ===========
Diluted Earnings Per Share
 Continuing operations ...............................  $     1.39     $     1.72     $     1.40     $    (0.35)    $     0.88
 Discontinued operations .............................        0.28           0.13          (0.62)          0.12           0.42
                                                        -----------    -----------    -----------    -----------    -----------
 Net income (loss) ...................................  $     1.67     $     1.85     $     0.78     $    (0.23)    $     1.30
                                                        ===========    ===========    ===========    ===========    ===========
Dividends declared ...................................  $     0.72     $     0.72     $     0.72     $     0.72     $     0.69
Shares used in computing earnings per share
 Basic earnings per share ............................       229.6          228.1          227.1          226.6          211.8
 Diluted earnings per share ..........................       243.9          245.4          239.5          226.6          214.2
FINANCIAL POSITION:
Working capital ......................................  $    235.6     $    241.4     $    445.2     $    276.5     $    281.3
Investments:
 Other than Dow Corning Corporation ..................       366.2          310.0          337.2          364.9          339.5
 Dow Corning Corporation .............................                                                                   341.8
Plant and equipment, net .............................     2,684.9        2,267.9        1,808.6        1,438.7        1,334.9
Goodwill and other intangible assets, net ............       309.7          294.2          259.9          258.1          255.7
Net assets of discontinued operations ................                      357.6          364.0        2,056.0        1,972.4
Total assets .........................................     4,981.9        4,691.9        4,183.4        5,334.5        5,365.5
Loans payable beyond one year ........................  $    998.3     $  1,125.8     $  1,195.1     $  1,326.0     $  1,330.5
Minority interest in subsidiary companies ............       346.1          349.3          309.9          269.2          244.5
Convertible preferred securities of subsidiary .......       365.2          365.3          365.1          364.7          364.4
Convertible preferred stock ..........................        17.9           19.8           22.2           23.9           24.9
Common shareholders' equity ..........................     1,505.6        1,246.5          961.1        2,103.0        2,263.0
OTHER SELECTED DATA:
Additions to plant and equipment .....................  $    713.6     $    745.6     $    560.2     $    337.1     $    248.8
Depreciation and amortization ........................  $    298.0     $    285.9     $    252.3     $    221.1     $    210.1
Number of employees ..................................      15,400         16,100         15,300         12,800         17,000

                                USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the Notes and the Debentures for general corporate purposes including (1) the repayment of commercial paper as it matures, (2) the repayment of $100 million principal amount of 8.75% Debentures due July 15, 1999, (3) working capital, (4) the funding of a portion of our normal ongoing capital spending program and (5) acquisitions. The precise amounts and timing of the application of the net proceeds will depend on our funding requirements.

                                CAPITALIZATION

     The following table sets forth the capitalization of Corning at December 31, 1998, as adjusted for the issuance of the Notes and the Debentures offered hereby (without deduction of expenses) and the assumed conversion of the Convertible Monthly Income Preferred Securities ("MIPS").



                                                                                 December 31, 1998
                                                                             --------------------------
                                                                                                 As
                                                                                Actual        adjusted
                                                                             ------------   -----------
                                                                               (Dollars in millions)
Cash and short term investments ..........................................    $    45.4     $   277.5
                                                                              =========     =========
Short term debt (1) ......................................................    $   204.6     $   136.7
                                                                              =========     =========
Long term debt: ..........................................................
 Loans payable beyond one year ...........................................    $   998.3     $   998.3
 % Notes due 2009 ........................................................           --         150.0
 % Debentures due 2029 ...................................................           --         150.0
                                                                              ---------     ---------
  Total long term debt ...................................................        998.3       1,298.3
Minority interest in subsidiary companies ................................        346.1         346.1
Convertible Monthly Income Preferred Securities of Subsidiary (2) ........        365.2            --
Convertible Preferred Stock, Series B par value $100 per share,
 outstanding 178,700 shares ..............................................         17.9          17.9
Shareholders' equity (2) .................................................      1,505.6       1,870.8
                                                                              ---------     ---------
Total capitalization .....................................................    $ 3,233.1     $ 3,533.1
                                                                              =========     =========

--------
(1) Includes $67.9 million of short term obligations outstanding at December 31, 1998 expected to be refinanced as described under "Use of Proceeds", and as reflected in the "As adjusted" presentation.


(2) On February 16, 1999, Corning Delaware L.P., a special purpose limited partnership in which Corning is the sole general partner, called for redemption all of the MIPS. The MIPS were guaranteed by Corning and are convertible into Corning common stock at the rate of 1.534 shares of Corning common stock for each MIPS. Holders of the MIPS have the option of either receiving $51.80 in cash for each share, or converting them into Corning common stock, which had a fair market value after conversion of $74.88 per share at February 16, 1999. This presentation assumes all MIPS holders converted their securities into Corning common stock, which management believes is probable.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                   Year Ended
                                     -------------------------------------------------------------
                                      Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                        1998         1997         1996         1995         1994
                                     ----------   ----------   ----------   ----------   ---------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends .........       3.8x         4.7x         4.7x         5.0x         3.2x

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of (1) income before taxes on income, before equity in earnings and minority interest and before fixed charges (excluding interest capitalized during the period), (2) Corning's share of pre-tax earnings of fifty-percent owned companies, (3) Corning's share of pre-tax earnings of greater than fifty-percent owned unconsolidated subsidiaries, (4) dividends received from less than fifty-percent owned companies and Corning's share of losses of such companies, if any, if any debt of such companies is guaranteed by Corning and (5) previously capitalized interest amortized during the period.

(2) Fixed charges consist of (1) interest on indebtedness, (2) amortization of debt issuance costs, (3) a portion of rental expenses which represents an appropriate interest rate factor, (4) Corning's share of the fixed charges of fifty-percent owned companies, (5) fixed charges of greater than fifty-percent owned unconsolidated subsidiaries and (6) preferred dividends paid on the MIPS securities and Corning's Series B Convertible Preferred Stock.

                      DESCRIPTION OF NOTES AND DEBENTURES

Title:  % Notes due March   , 2009
                   (the "Notes")
           % Debentures due March   , 2029
                   (the "Debentures")

General: The Notes and the Debentures will be issued as a series of Debt Securities under the Indenture, dated April 1, 1991 (the "Indenture"), between Corning and the United States Trust Company of New York (the "Trustee"), as trustee. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

Ranking and Form: The Notes and the Debentures will be unsecured, unsubordinated obligations of Corning and will be available only in book-entry form through the facilities of The Depository Trust Company (the "Depositary"), and sales or other Debentures in book-entry form may be effected only through a participating member of the Depositary. See "Global Securities" below.

Total principal amount being issued:
        $150,000,000 of the Notes
        $150,000,000 of the Debentures

Due date for principal:
        For the Notes: March   , 2009
        For the Debentures: March   , 2029

Interest rate:
        For the Notes:   % per annum.
        For the Debentures:   % per annum.

Date interest starts accruing:
        March   , 1999, March   , 1999

Interest due dates:
        Every March    and September

First interest due date:
        September   , September

Regular record dates for interest:
        March   , September

Global Securities: The Notes and the Debentures will be represented by one or more Global Securities registered in the name of the nominee of the Depositary, and will be available for purchase in denominations of $1,000 and any integral multiple thereof. Each Global Security will be deposited with the Depositary or its nominee or custodian.

Non-Redemption: The Notes and the Debentures may not be redeemed by you, or by Corning, prior to their maturity.

Trading in DTC: Indirect holders trading their beneficial interests in the Global Securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

Sinking Fund: There is no sinking fund.

Defeasance: The Notes and the Debentures are subject to our ability to choose "Full Defeasance" and "Covenant Defeasance" as described in page 7 of the attached Prospectus.

Definitive Securities: A permanent Global Security is exchangeable for definitive Notes or Debentures, as the case may be registered in the name of any Person other than the Depositary or its nominee, only if:

(a) the Depositary notifies Corning that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

(b) Corning in its sole discretion determines that such Global Security shall be exchangeable for definitive Notes or Debentures, as the case may be, in registered form; or

(c) any event shall have happened and be continuing that constitutes or, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes and the Debentures.

This section summarizes the specific financial and legal terms of the Notes and the Debentures that are more generally described under "Description of Debt Securities" beginning on page 4 of the Prospectus attached to the back of this Prospectus Supplement. If anything described in this section is inconsistent with the terms described under "Description of Debt Securities" in the attached Prospectus, you should consider the terms here to be the ones that prevail.

                                 UNDERWRITING

        Corning Incorporated (the "Company") and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes and the Debentures. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of Notes and Debentures indicated in the following table:


                                           Principal Amount   Principal Amount
               Underwriters                    of Notes        of Debentures
----------------------------------------- ------------------ -----------------
    Goldman, Sachs & Co. ................        $                 $
    J.P. Morgan Securities Inc. .........
     Total ..............................        $                 $
                                                 ===========       ===========

                       ---------------------------------

        Notes and Debentures sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes and Debentures sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to % and % of the principal amount of the Notes and the Debentures, respectively. Any such securities dealers may resell any Notes and Debentures purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to % and % of the principal amount of the Notes and the Debentures, respectively. If all the Notes and the Debentures are not sold at the initial offering prices, the Underwriters may change the offering prices and the other selling terms.

        The Notes and the Debentures are new issues of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes and the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or the Debentures.

        In connection with the offering, the Underwriters may purchase and sell the Notes and the Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes and Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes and the Debentures while the offering is in progress.

        The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes and Debentures sold by or for the account of such Underwriter in stabilizing or short covering transactions.

        These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes and the Debentures. As a result, the price of the Notes and the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000.

        The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with the Company and its affiliates.

PROSPECTUS




                             Corning Incorporated


                                Debt Securities



                     -----------------------------------
     Corning Incorporated (the "Company" or "Corning") may offer and sell from time to time its debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"), in an aggregate principal amount as shall result in an aggregate initial public offering price not exceeding $500,000,000 (or net proceeds in the case of Debt Securities issued at an original issue discount) or the equivalent thereof in a foreign currency (including a composite currency). The Debt Securities may be offered as separate series on terms to be determined at the time of sale. The specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate or rates and time of payment of interest, if any, terms for any redemption at the option of the Company or the holder, terms for any sinking fund payments, the initial public offering price and the other terms in connection with the offering and sale of the Debt Securities in respect of which the Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit.

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". The names of such underwriters or agents and the principal amounts, if any, to be purchased by them and their compensation are set forth in the accompanying Prospectus Supplement.



                      -----------------------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.



                      -----------------------------------

                The date of this Prospectus is January 19, 1995.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to the date of such imformation.


                               TABLE OF CONTENTS

                                                          Page
                                                          -----
Available Information ...................................   2
Incorporation of Certain Documents by Reference .........   2
The Company .............................................   3
Use of Proceeds .........................................   3
Ratios of Earnings to Fixed Charges .....................   3
Description of Debt Securities ..........................   4
Plan of Distribution ....................................   8
Validity of Debt Securities .............................   9
Experts .................................................   9

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information and the Registration Statements referred to below may be inspected at the Commission's public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005, upon which Exchange certain securities of the Company are listed.

     This Prospectus constitutes a part of the Registration Statement with respect to the Debt Securities filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities. Any statement contained herein concerning the provisions of any document is not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-3247) are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1994, filed pursuant to Section 13(a) of the Exchange Act.

     2. The Company's Current Reports on Form 8-K dated August 4, 1993 and August 13, 1993.

     3. All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since January 2, 1994, consisting of the Company's Quarterly Reports on Form 10-Q for the twelve, twenty-four and forty weeks ended March 27, 1994, June 19, 1994, and October 9, 1994, respectively; the Company's Current Reports on Form 8-K dated January 24, 1994, April 6, 1994, June 28, 1994, July 26, 1994, August 3, 1994, August 31, 1994, September 29,
   1994, October 18, 1994, October 24, 1994, and December 12, 1994,
   respectively; and the Company's Current Report on Form 8-KA dated December 12, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents.

     Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Such requests should be directed to the Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831; telephone (607) 974-9000.


                                  THE COMPANY

     Corning traces its origin to a glass business established by the Houghton family in 1851. The present corporation was incorporated in the State of New York on December 24, 1936, and its name was changed from Corning Glass Works to Corning Incorporated in April 1989.

     Corning is an international corporation competing in four broadly based business segments: Specialty Materials, Communications, Laboratory Services and Consumer Products. Corning is engaged directly or through subsidiaries and affiliates principally in the manufacture and sale of products made from specialty glasses and related inorganic materials having special properties of chemical stability, electrical resistance, heat resistance, light transmission and mechanical strength. Corning and its subsidiaries annually produce some 60,000 different products at 41 plants in eight countries. In addition, Corning, through subsidiaries and affiliates, engages in laboratory services businesses, including life and environmental sciences and clinical laboratory testing at more than 50 facilities in 10 countries.

     Corning's strategy includes growth from new products developed from Corning's long-standing commitment to research and development and from mergers and acquisitions. Accordingly, Corning continuously reviews potential acquisition opportunites, primarily in the laboratory services and communications areas. However, there can be no assurance that Corning will pursue any such acquisition opportunity.

     Corning's executive offices are located at One Riverfront Plaza, Corning, New York 14831; telephone (607) 974-9000.


                                USE OF PROCEEDS

     Except as may be set forth in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by the Company for general corporate purposes. Such purposes may include, among others, repayment or reduction of indebtedness, working capital requirements, the funding of a portion of the Company's normal, ongoing capital spending program and acquisitions. The precise amounts and timing of the application of proceeds will depend on the funding requirements of the Company.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                                                                        Fiscal Year Ended
                                                  Forty Weeks      -----------------------------------------------------------
                                                     Ended          Jan. 2,     Jan. 3,     Dec. 29,     Dec. 30,     Dec. 31,
                                                October 9, 1994       1994        1993        1991         1990         1989
                                               -----------------   ---------   ---------   ----------   ----------   ---------
Ratio of Earnings to Fixed Charges .........           3.8x            1.1x        3.8x        4.5x         4.7x         5.0x

     For the purposes of computing the ratio of earnings to fixed charges, earnings consist of (1) income before taxes on income, before equity in earnings and minority interest and before fixed charges (excluding interest capitalized during the period), (2) Corning's share of pre-tax earnings of fifty-percent owned companies, (3) Corning's share of pre-tax earnings of greater than fifty-percent owned unconsolidated subsidiaries, (4) dividends received from less than fifty-percent owned companies and Corning's share of losses of such companies, if any, if any debt of such companies is guaranteed by Corning and
(5) previously capitalized interest amortized during the period; and fixed charges consist of (1) interest on indebtedness, (2) amortization of debt issuance costs, (3) a portion of rental expenses which represent an appropriate interest factor, (4) Corning's share of the fixed charges of fifty-percent owned companies, (5) fixed charges of greater than fifty-percent owned unconsolidated subsidiaries and (6) pre-tax dividends on convertible preferred securities of subsidiary.


                        DESCRIPTION OF DEBT SECURITIES


     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an Indenture (the "Indenture"), dated as of April 1, 1991, between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. Capitalized terms used herein have the respective meanings set forth in the Indenture, and references to sections or articles are to sections or articles of the Indenture.

General


     The Debt Securities will be unsecured obligations of the Company.

     The Indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301)

     Reference is made to the Prospectus Supplement for certain terms or additional provisions of the Offered Debt Securities, including: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (vi) the date or dates from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular record dates for any such interest payment dates; (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder, and the periods within, the prices at and the terms and conditions upon which such Offered Debt Securities may be redeemed or purchased; (ix) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of and any premium and interest on the Offered Debt Securities shall be payable; (x) any currency (including composite currencies) other than the stated currency of the Offered Debt Securities in which the principal of and any premium and interest on the Offered Debt Securities may, at the election of the Company or the Holders, be payable, and the periods within which, and terms and conditions upon which, such election may be made; (xi) if the amount of payments of principal of and any premium and interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (xii) the right of the Company to defease the Offered Debt Securities or certain restrictive covenants and certain Events of Default under the Indenture; (xiii) whether the Offered Debt Securities will be issued as Global Securities and, if so, the Depositary for the Global Securities and the terms and conditions upon which a Global Security may be exchanged for definitive Debt Securities; and (xiv) any restrictive covenants, Events of Default, or other terms relating to the Offered Debt Securities in addition to those described herein.

     Principal and any premium or interest will be payable, and the Debt Securities will be transferable, at the Place of Payment designated for such Debt Securities (Sections 305, 1002); provided that the payment of any interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section
302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith. (Section
305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 101)

Subsidiaries

     The term "Subsidiary" will be defined as a manufacturing corporation 80% or more of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company. The term "Domestic Subsidiary" will be defined as a Subsidiary of the Company except (i) a Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or (ii) a Subsidiary which is engaged primarily in financing the operations of the Company and/or its Subsidiaries outside the United States. (Section 101)

Restrictions on Secured Debt

     If the Company or any Domestic Subsidiary shall incur, issue, assume or guarantee any notes, bonds, debentures or other similar instruments ("Debt") secured by a pledge, mortgage or lien (a "Mortgage") on any Principal Domestic Manufacturing Property or on any shares of stock or Debt of any Domestic Subsidiary, the Company will secure, or cause such Domestic Subsidiary to secure, the Debt Securities equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt of the Company and its Domestic Subsidiaries in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in favor of the Company or a Domestic Subsidiary, (c) Mortgages in favor of U.S. governmental bodies to secure progress, advance or other payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages and (e) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. (Section 1008) The Indenture will not restrict the Mortgage of any of the Company's shares of stock of less than 80% owned subsidiaries or the incurring of unsecured Debt by the Company or its subsidiaries.

     "Principal Domestic Manufacturing Property" will be defined to include any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or warehousing, located in the United States, owned or leased by the Company or a Subsidiary of the Company and having a gross book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is financed by means of industrial revenue bonds or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. (Section 101) "Consolidated Net Tangible Assets" will be defined to mean the consolidated assets of the Company less applicable reserves and other deductible items, current liabilities (other than extendible or renewable Funded Debt) and good will, tradenames, trademarks, patents, unamortized debt discount and expense and like intangibles, all as set forth on the most recent balance sheet of the Company prepared in accordance with generally accepted accounting principles. (Section 101) "Funded Debt" will be defined to mean any indebtedness for borrowed money with a maturity of more than 12 months or having a maturity of less than 12 months but renewable or extendible beyond 12 months. (Section 101)

Restrictions on Sales and Leasebacks

     Neither the Company nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) the Company or such Domestic Subsidiary could create Debt secured by a Mortgage on such property pursuant to the restrictions set forth under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (b) the Company, within 120 days, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Domestic Subsidiary or between Domestic Subsidiaries or (b) involving the taking back of a lease for a period of three years or less (including renewals). (Section 1009) "Attributable Debt" will be defined to mean the total net amount of rent (discounted at the rate per annum equal to the weighted average interest rate borne as of the date of determination by the Outstanding Debt Securities compounded semiannually) required to be paid during the remaining term of any lease. (Section 101)

Merger and Consolidation

     The Indenture will provide that the Company may, without the consent of any Holder, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that in any such case, (i) either the Company shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such successor corporation shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. (Sectin 801) The Indenture will provide that no consolidation or merger of the Company with or into any other corporation and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation if, as a result thereof, any Principal Domestic Manufacturing Property or any shares of stock or Debt of any Domestic Subsidiary would become subject to a Mortgage, unless either (i) the Debt Securities shall be equally and ratably secured with (or prior to) the Debt secured by such Mortgage or (ii) such Mortgage could be created pursuant to the restrictions set forth under "Restrictions on Secured Debt" without equally and ratably securing the Debt Securities. (Section 803)

Modification, Amendment or Waiver

     With certain limited exceptions, modifications and amendments of the Indenture may only be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected thereby, and compliance with certain covenants (including those referred to above relating to restrictions on secured debt and on sales and leasebacks) may be waived on behalf of the Holders of all Debt Securities of any series, either generally or in a specific instance and either before or after the time for compliance with such covenants, with the consent of Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series, provided that without the consent of each Holder of Debt Securities affected thereby no such modifications or amendments may, among other things, reduce the principal amount of or interest on any of the Outstanding Debt Securities, change the maturity date of the principal, the Redemption Price, the Interest Payment Dates or terms of payment or reduce the percentage of Holders necessary to waive certain covenants or modify or amend the Indenture. (Section 901, 902, 1010)

Events of Default

     The following will be Events of Default with respect to the Debt Securities of any series: (a) default in the payment of interest, if any, on a Debt Security of that series when due, continued for 30 days; (b) default in the payment of principal of (or premium, if any, on) a Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice; (e) acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not annulled, or such indebtedness is not paid, within 10 days after written notice; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Debt Securities of any series shall occur and be continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount (or if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of the Outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, such principal amount (or specified amount), plus any interest accrued on such Debt Securities to the date of declaration, shall become immediately due and payable. Upon payment (i) of (A) such principal amount and (B) such interest and
(ii) of interest on any overdue principal and overdue interest, all of the Company's obligations in respect of the payment of the principal of and interest on such Debt Securities shall terminate. Overdue principal and overdue interest will each bear interest at the rate specified in the Debt Securities of such series. At any time after such declaration of acceleration with respect to the Debt Securities of any series, but before a judgment or decree based on such declaration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such declaration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, provided that such direction shall not be in conflict with any rule or law or the Indenture. (Section 512) Before proceeding to exercise any right or power under the Indenture at the direction of any Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by it in compliance with any such direction. (Section 603(e))

     No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustee annually a statement that the Company is not in default in the performance and observation of any of the terms, provisions and conditions of the Indenture (without regard to any period of grace or requirement of notice) and if the Company is in default, specifying all such defaults. (Section 1004)


Defeasance

     The Prospectus Supplement will state if defeasance and/or covenant defeasance provisions will apply to the Offered Debt Securities.

     The Indenture provides, if such provisions are made applicable to the Debt Securities of any series, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except from the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections

501(5), 1008 and 1009 of the Indenture (being the cross-acceleration provision described in clause (e) under "Events of Default", the restrictions described under "Restrictions on Secured Debt" and the restrictions described under "Restrictions on Sales and Leasebacks," respectively) and any other restrictive covenants and Events of Default applicable to such series of Debt Securities if indicated in the Prospectus Supplement relating thereto ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. In the case of defeasance, the Holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Thirteen)

     In the event the Company exercised its covenant defeasance option with respect to the Securities of any series and the Securities of such series were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations deposited in trust may not be sufficient to pay amounts due on the Securities of such series upon any acceleration resulting from such Event of Default. In such a case, the Company would remain liable for such payments. (Sections 1303 and 1304)

Regarding the Trustee

     United States Trust Company of New York serves as the Trustee under several Indentures pursuant to which there is outstanding long-term indebtedness of the Company as follows: $75,000,000 principal amount of 81/4% Debentures due 2002, $75,000,000 principal amount of 83/8% Notes due 1996, $75,000,000 principal amount of 87/8% Debentures due 2016, $75,000,000 principal amount of 87/8% Debentures due 2021, $100,000,000 principal amount of 6.75% Debentures due 2013, $100,000,000 principal amount of 7.625% Debentures due 2024 and $100,000,000 principal amount of 6% Notes due 2003. United States Trust Company also serves as the Trustee of Medium Term Notes in the aggregate principal amount of $145,000,000 bearing various interest rates ranging from 7.08% to 7.93% and maturing at various dates from August, 2000, to March, 2023. United States Trust Company also serves as a Trustee of the Company's Pension Plan and Investment Plan, both of which are maintained by the Company for the benefit of the employees of the Company and certain participating subsidiaries.


                             PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and such underwriters will be obligated to purchase all the Offered Debt Securities if any are Purchased.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The applicable Prospectus Supplement will describe the method of distribution of the Offered Debt Securities.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter, dealer or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agent to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.


                          VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities is being passed on for the Company by William C. Ughetta, Esq., Senior Vice President and General Counsel of Corning, and for any underwriters, dealers or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Mr. Ughetta owns substantially less than 1% of the outstanding shares of Corning Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Company and of Dow Corning Corporation incorporated in this Prospectus by reference to the Company's 1993 Annual Report on Form 10-K for the year ended January 2, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Damon Corporation, as of December 31, 1992 and 1991 and for each of the three years ended December 31, 1992, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K filed on August 4, 1993 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Moran Research Labs as of and for the year ended December 31, 1993 incorporated in this Prospectus by reference to Corning's Current Report on Form 8-KA dated December 12, 1994 have been so incorporated in reliance on the report of Leverone & Company, certified public accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes and the Debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.




             -------------------------------


                    TABLE OF CONTENTS

                  Prospectus Supplement
                                                Page
                                                ----
Corning Incorporated ........................    S-2
Selected Financial Data .....................    S-4
Use of Proceeds .............................    S-5
Capitalization ..............................    S-5
Ratio of Earnings to Fixed Charges ..........    S-6
Description of Notes and Debentures .........    S-7
Underwriting ................................    S-8
                      Prospectus
Available Information .......................      2
Incorporation of Certain Documents
 by Reference ...............................      2
The Company .................................      3
Use of Proceeds .............................      3
Ratios of Earnings to Fixed Charges .........      3
Description of Debt Securities ..............      4
Plan of Distribution ........................      8
Validity of Debt Securities .................      9
Experts .....................................      9


                                 $300,000,000



                              Corning Incorporated



                             $150,000,000   % Notes
                              due March   , 2009


                          $150,000,000   % Debentures
                               due March   , 2029




                        -------------------------------

                             PROSPECTUS SUPPLEMENT

                        -------------------------------



                              Goldman, Sachs & Co.


                               J.P. Morgan & Co.

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